As filed with the Securities and Exchange Commission on June 18, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKGUAM HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Guam	66-0770448
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

P.O. Box BW

Hagåtña, Guam 96932

(Address of Principal Executive Offices, Including Zip Code)

BankGuam Holding Company Stock Service Award Plan

(Full title of the plan)

Danilo M. Rapadas

Senior Vice President, General Counsel & Chief Risk Officer

BankGuam Holding Company

P.O. Box BW

Hagåtña, Guam 96932

(Name and address of agent for service)

(671) 472-5300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.2083 per share, under the BankGuam Holding Company Stock Service Award Plan(1)	500,000	$ 10.00 (3)	$ 5,000,000	$ 644.00

(1)	This registration statement (the “Registration Statement”) registers the issuance of the shares of common stock of BankGuam Holding Company (the “Registrant”), par value $0.2083 (the “Common Stock”), that may be issued under the BankGuam Holding Company Stock Service Award Plan.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum offering price per share is based on $10.00, the average of the high and low per share prices of the Common Stock as reported on the OTCBB on June 18, 2014 in accordance with Rule 457(h)(1) and Rule 457(c) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on March 17, 2014 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed with the Commission on May 12, 2014 pursuant to Section 13 of the Exchange Act.

3. Each of the Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on February 28, 2014, May 22, 2014 and May 29, 2014 in each case only to the extent filed and not furnished.

4. The description of the Registrant’s Common Stock included in the Registrant’s Current Report on Form 8-K filed with the Commission on August 16, 2011, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Danilo M. Rapadas, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Senior Vice President, General Counsel and Chief Risk Officer of the Registrant and holds Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

As permitted by 18 Guam Code Annotated (GCA) Section 28822 of the Guam Business Corporation Act, the Registrant’s Articles of Incorporation, Article Ten, provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director of the Registrant, or is or was serving at the request of the

Registrant as a director of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam. Additionally, as permitted by 18 GCA Section 28822 of the Guam Business Corporation Act, the Registrant’s By-Laws at Article V provides that the Registrant shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam.

The directors’ liability will be further limited to the extent permitted by any future amendments to the Guam Business Corporation Act authorizing the further limitation or elimination of the liability of directors.

The indemnification provisions in the Articles and By-Laws may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	BankGuam Holding Company Stock Service Award Plan

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hagatna, Guam on this 18th day of June, 2014.

BANKGUAM HOLDING COMPANY

By:	/s/ DANILO M. RAPADAS
Danilo M. Rapadas,
Senior Vice President, General Counsel and Chief Risk Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Danilo M. Rapadas his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ LOURDES A. LEON GUERRERO Lourdes A. Leon Guerrero	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2014

/S/ FRANCISCO M. ATALIG Francisco M. Atalig	Chief Financial Officer (Principal Financial Officer)	June 18, 2014

/S/ LORI C. SABLAN Lori C. Sablan	Controller (Controller)	June 18, 2014

/S/ WILLIAM D. LEON GUERRERO William D. Leon Guerrero	Vice Chair of the Board, Executive Vice President, Chief Operating Officer and Director	June 18, 2014

/S/ ROGER P. CROUTHAMEL Roger P. Crouthamel	Corporate Secretary and Director	June 18, 2014

/S/ MARTIN D. LEON GUERRERO Martin D. Leon Guerrero	Treasurer, Assistant Corporate Secretary and Director	June 18, 2014

/S/ PATRICIA P. ADA Patricia P. Ada	Director	June 18, 2014

/S/ FRANCES L.G. BORJA Frances L.G. Borja	Director	June 18, 2014

/S/ LUIS G. CAMACHO Luis G. Camacho, D.D.S.	Director	June 18, 2014

/S/ JOAQUIN P.L.G. COOK Joaquin P.L.G. Cook	Director	June 18, 2014

Name	Title	Date

/S/ JOSEPH CRISOSTOMO Joseph Crisostomo	Director	June 18, 2014

/S/ RALPH G. SABLAN Ralph G. Sablan, M.D.	Director	June 18, 2014

/S/ JOE T. SAN AGUSTIN Joe T. San Agustin	Director	June 18, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	BankGuam Holding Company Stock Service Award Plan